Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2017, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Windtree Therapeutics, Inc. for the registration of 14,098,000 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 31, 2017